UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 15, 2004

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

001-14704
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On November 15, 2004, Tyson Foods, Inc. (the “Company”) issued a press release announcing its unaudited results of operations for the fourth quarter ending October 2, 2004.  The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

The Company’s conference call relating to the press release includes certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings per share and other GAAP measures of operating performance that exclude or include the effect of the closings of selected operations, BSE-related charges, fixed asset write-downs, impairment charges related to various intangible assets, litigation settlements and other similar events.  The Company’s management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company’s operations.  Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.  The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

In accordance with general instruction B.2 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Items 2.02 and 9.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

Item 9.01. Financial Statements and Exhibits

(c)           Exhibits

Exhibit Number	Description
99.1	Press Release, dated November 15, 2004, announcing the unaudited results of operations of Tyson Foods, Inc. for its fourth quarter ended October 2, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    TYSON FOODS, INC.

Date:       November 15, 2004                                                            By:           /s/ Dennis Leatherby

                     Name:      Dennis Leatherby

                     Title:        Senior Vice President, Finance and Treasurer
                        and Interim Chief Financial Officer

Tyson Foods, Inc.
Current Report On Form 8-K
Dated November 15, 2004

 EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated November 15, 2004, announcing the unaudited results of operations of Tyson Foods, Inc. for its fourth quarter ended October 2, 2004.

EXHIBIT 99.1

Media Contact:  Gary Mickelson, 479-290-6111
Investor Contact:  Louis Gottsponer, 479-290-4826

TYSON REPORTS FOURTH QUARTER
AND FISCAL YEAR 2004 RESULTS

        -Record fiscal year GAAP EPS increased 18%, adjusted EPS increased 72% Record fiscal year sales increased 8%
-Record results driven by strong chicken and pork performance
-Debt-to-capital reduced from 48% to 44% year over year
-Fiscal year cash flow from operations increased by $112 million, or $220 million excluding prior year vitamin  settlements received, net of taxes

Springdale, Arkansas - November 15, 2004 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.19 diluted earnings per share for the fourth fiscal quarter ended October 2, 2004, compared to $0.42 diluted earnings per share in the same quarter last year. Fourth quarter 2004 sales were $7.1 billion compared to $6.6 billion for the same period last year. Operating income was $178 million compared to $308 million and net income was $66 million compared to $147 million for the same period last year.

Pretax earnings for the fourth quarter of fiscal 2004 include $46 million of non-cash costs, or $0.08 per diluted share, related to fixed asset write-downs and impairment of various intangible assets.  Pretax earnings for the fourth quarter of fiscal 2003 include $10 million of costs, or $0.02 per diluted share, related to plant closings.

Diluted earnings per share for the 12 months of fiscal 2004 were $1.13 compared to $0.96 last fiscal year, an increase of 18%.  Sales for the 12 months of fiscal 2004 were $26.4 billion compared to $24.5 billion for the same period last year, an increase of 8%.  Operating income for the 12 months of fiscal 2004 was $925 million compared to $837 million and net income was $403 million compared to $337 million for the same period last year.

Pretax earnings for the 12 months of fiscal 2004 include $40 million ($32 million non-cash) of costs, or $0.07 per diluted share, related to plant closings and $61 million of costs, or $0.11 per diluted share of BSE-related charges, incurred in the first nine months.  In addition, $46 million of costs, or $0.08 per diluted share, related to fixed asset write-downs and impairment of various intangible assets, were incurred in the fourth quarter.  The combined effect decreased diluted earnings per share by $0.26.  Adjusted earnings per share excluding those charges were $1.39, an increase of 72% compared to the same period last year.

Pretax earnings for the 12 months of fiscal 2003 include $167 million, or $0.31 per diluted share, received in connection with the vitamin antitrust litigation, which was partially offset by $76 million of costs, or $0.14 per diluted share, related to plant closings and $10 million of charges, or $0.02 per diluted share, related to the impairment of an equity interest in a live swine operation.  The combined effect increased diluted earnings per share by $0.15.  Adjusted earnings per share excluding those items were $0.81.

The Company’s accounting cycle resulted in a 14-week fourth quarter and 53-week year in fiscal 2004, as compared to a 13-week fourth quarter and 52-week year in fiscal 2003.

John Tyson, chairman and CEO, said, “I am very happy with the results we posted in 2004.  We generated record sales and earnings.  Our cash flow from operations increased by $112 million, or $220 million excluding prior year vitamin settlements received, net of tax.  We improved our ROIC and reduced our debt to capital to 44%.  Our growth in value-added products has risen to 38% fueled by distribution gains in fully cooked frozen products, bacon, refrigerated ingredient meats and dinner meats, as well as fresh case-ready beef and pork.  In August, we  introduced a new marketing and communications strategy designed to market our full range of chicken, beef and pork products under the Tyson brand with our new slogan, ‘Powered by Tyson’.  We made a lot of progress on our stated goals in 2004, but we still have room to improve.

Our management team has demonstrated their ability to handle the challenges of our business, and we will demonstrate that again in 2005.  Our goals for 2005 are to generate earnings per share in the range of $1.15 to $1.45, reduce our debt to capital to 40%, improve our mix of value-added products to over 40% of sales and target a ROIC of 14%.  We’re looking forward to another good year in 2005.”

TYSON FOODS, INC.
News Release
November 15, 2004

Outlook

Based upon the Company’s outlook for fiscal year 2005, including its views of all the various markets, the Company is estimating its fiscal 2005 diluted earnings per share to be in the range of $1.15 to $1.45.  The Company expects over 60% of its earnings to occur in the last six months of the year.

Segment Performance Review (in millions)

Sales (for the fourth quarter and 12 months ended October 2, 2004 and September 27, 2003)
	Fourth Quarter				12 Months
	Sales 2004	Sales 2003	Volume Change	Avg. Sales Price Change	Sales 2004	Sales 2003	Volume Change	Avg. Sales Price Change
Chicken
	$2,316	$1,927	12.7%	6.7%	$8,397	$7,427	3.5%	9.2%
Beef	3,148	3,283	(4.4%)	0.3%	11,951	11,935	(9.8%)	11.0%
Pork	889	648	11.7%	22.9%	3,185	2,470	7.3%	20.2%
Prepared Foods
	787	702	3.5%	8.3%	2,857	2,662	0.2%	7.1%
Other	9	12	n/a	n/a	51	55	n/a	n/a
Total	$7,149	$6,572	4.9%	3.7%	$26,441	$24,549	(1.5%)	9.4%

Operating Income (Loss) (for the fourth quarter and 12 months ended October 2, 2004 and September 27, 2003)
	Fourth Quarter				12 Months
			Operating Margin				Operating Margin
	2004	2003	2004	2003	2004	2003	2004	2003
Chicken
	$98	53	4.2%	2.8%	$548	158	6.5%	2.1%
Beef	40	189	1.3%	5.8%	127	320	1.1%	2.7%
Pork	23	19	2.6%	2.9%	140	75	4.4%	3.0%
Prepared Foods
	(5)	11	(0.6%)	1.6%	28	57	1.0%	2.1%
Other	22	36	n/a	n/a	82	227	n/a	n/a
Total	$178	$308	2.5%	4.7%	$925	$837	3.5%	3.4%

TYSON FOODS, INC.
News Release
November 15, 2004

Chicken (32.4% of Net Sales, 55.1% of Total Operating Income – 4th Quarter 2004)
                (31.8% of Net Sales, 59.2% of Total Operating Income – 12 Months 2004)
                -Improved pricing, product mix and operating efficiencies all led to improved results in the chicken segment in the fourth quarter of fiscal 2004.

Chicken segment sales increased by 20.2% and 13.1% in the fourth quarter and 12 months of fiscal 2004, respectively, compared to the same periods last year.  Sales and operating income increases for the fourth quarter and 12 months of fiscal 2004 were primarily due to increased average selling prices and sales volumes, as well as improvements in product mix and operating efficiencies.

Fourth quarter fiscal 2004 operating income increased $48 million excluding fixed asset write-downs of $13 million recorded in the fourth quarter of fiscal 2004 and plant closing related accruals of $10 million recorded in the fourth quarter of fiscal 2003.  Operating income for the fourth quarter was negatively impacted by increased grain costs of $106 million as compared to the same period last year and by approximately $20 million of losses from the Company’s on-going commodity risk management activities related to grain purchases.

Fiscal 2004 operating income increased $340 million excluding plant closing related accruals of $13 million and $76 million recorded in the 12 months of fiscal 2004 and 2003, respectively, and fixed asset write-downs of $13 million recorded in fiscal 2004.  Operating income was negatively impacted for the 12 months of fiscal 2004 by approximately $239 million of increased grain costs, partially offset by a benefit of approximately $127 million from the Company’s on-going commodity risk management activities related to grain purchases.  The increases in the Company’s domestic Chicken segment sales volumes for the 12 months of fiscal 2004 were partially offset by decreased international sales volumes due to import restrictions by various countries caused by the avian influenza outbreaks in the United States.

Beef (44.0% of Net Sales, 22.5% of Total Operating Income – 4th Quarter 2004)
         (45.2% of Net Sales, 13.7% of Total Operating Income – 12 Months 2004)
          -Sales in domestic fresh meat and case-ready increased but were offset by higher live cattle costs, lower capacity utilization and decreases in international sales.

Beef segment sales decreased by 4.1% and increased by 0.1% in the fourth quarter and 12 months of fiscal 2004, respectively, compared to the same periods last year.  Fourth quarter sales and operating income were negatively impacted by losses of $29 million, as compared to $12 million of gains recorded in the same period last year, related to open mark-to-market of open futures positions as of October 2, 2004, and September 27, 2003, respectively, from the Company’s on-going commodity risk management activities related to its fixed forward boxed beef sales.  For fiscal 2004, the Company’s on-going commodity risk management activities resulted in losses of $1 million as compared to $17 million of gains recorded in the same period last year.  Operating income for the 12 months of fiscal 2004 included BSE related charges of $61 million.  Additionally, operating income was negatively impacted by approximately $5 million related to the impairment of various intangible assets and fixed asset write-downs, increased live cattle prices, production declines and decreased capacity utilization for the fourth quarter and 12 months of fiscal 2004.  These decreases were partially offset by higher average selling prices and increased volumes and margins at our Lakeside operation in Canada.

Pork (12.4% of Net Sales, 12.9% of Total Operating Income –4th Quarter 2004)
          (12.0% of Net Sales, 15.1% of Total Operating Income –12 Months 2004)
          -Strong demand for pork products both domestically and internationally led to sales and volume increases.

Pork segment sales increased by 37.2% in the fourth quarter and by 28.9% in the 12 months of fiscal 2004, compared to the same periods last year.  The increase in the Pork segment’s operating income for the fourth quarter and 12 months of fiscal 2004 was primarily due to higher average selling prices and increased demand as pork benefited from stronger domestic and international markets, more than offsetting increases in live costs.  Operating income was negatively impacted by approximately $1 million related to fixed asset write-downs recorded in the fourth quarter of fiscal 2004.

TYSON FOODS, INC.
News Release
November 15, 2004

Prepared Foods (11.0% of Net Sales, (2.8%) of Total Operating Income – 4th Quarter 2004)
                             (10.8% of Net Sales, 3.0% of Total Operating Income – 12 Months 2004)
                             -Continued operating success was due to higher selling prices and increased volumes.

Prepared Foods segment sales increased by 12.1% and 7.3%, respectively, for the fourth quarter and 12 months of fiscal 2004, compared to the same periods last year.  Fiscal 2004 operating income increased $25 million excluding plant closing related accruals of $27 million, the impairment of various intangible assets of  $22 million and fixed asset write-downs of $5 million, all of which were recorded in fiscal 2004.  The increase in the Prepared Foods segment’s operating income for the fourth quarter and 12 months of fiscal 2004 was primarily due to higher average selling prices and increased volumes, partially offset by increased raw material prices.

Other
Other segment operating income decreased for both the fourth quarter and 12 months of fiscal 2004 primarily due to settlements of $3 million and $167 million received in the fourth quarter and 12 months of fiscal 2003, respectively, related to vitamin antitrust litigation.

TYSON FOODS, INC.
News Release
November 15, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		12 Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 2,	September 27,	October 2,	September 27,
	2004	2003	2004	2003

Sales	$7,149	$6,572	$26,441	$24,549
Cost of Sales	6,687	6,046	24,550	22,805
	462	526	1,891	1,744

Selling, General and Administrative	238	208	880	831
Other Charges	46	10	86	76

Operating Income	178	308	925	837
Other Expenses:
Interest	67	77	275	296
Other	11	3	15	18

Income Before Income Taxes	100	228	635	523

Provision for Income Taxes	34	81	232	186

Net Income	$66	$147	$403	$337

Weighted Average Shares Outstanding:
Class A Basic	243	242	243	244
Class B Basic	102	102	102	102
Diluted	357	353	357	352

Earnings Per Share:
Class A Basic	$0.20	$0.44	$1.20	$1.00
Class B Basic	$0.18	$0.40	$1.08	$0.90
Diluted	$0.19	$0.42	$1.13	$0.96

Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.160	$0.160
Class B	$0.036	$0.036	$0.144	$0.144

Sales Growth	8.8%	14.1%	7.7%	5.1%

Margins: (Percent of Sales)
Gross Profit	6.5%	8.0%	7.2%	7.1%

Operating Income	2.5%	4.7%	3.5%	3.4%

Net Income	0.9%	2.2%	1.5%	1.4%

Effective Tax Rate	33.9%	35.4%	36.6%	35.5%

TYSON FOODS, INC.
News Release
November 15, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	(Unaudited)
	October 2, 2004	September 27, 2003
Assets
Current Assets:
Cash and cash equivalents	$33	$25
Accounts receivable, net	1,240	1,280
Inventories	2,063	1,994
Other current assets	196	72
Total Current Assets	3,532	3,371
Net Property, Plant and Equipment	3,964	4,039
Goodwill	2,558	2,652
Other Assets	410	424
Total Assets	$10,464	$10,486

Liabilities and Shareholders' Equity
Current Liabilities:
Current debt	$338	$490
Trade accounts payable	945	838
Other current liabilities	1,010	1,147
Total Current Liabilities	2,293	2,475
Long-Term Debt	3,024	3,114
Deferred Income Taxes	695	722
Other Liabilities	160	221
Shareholders' Equity	4,292	3,954
Total Liabilities and Shareholders' Equity	$10,464	$10,486

TYSON FOODS, INC.
News Release
November 15, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Periods Ended
(In millions)

	Three Months Ended		12 Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 2,	September 27,	October 2,	September 27,
	2004	2003	2004	2003
Cash Flows From Operating Activities:
Net income	$66	$147	$403	$337
Depreciation and amortization	131	120	490	458
Plant closing-related charges	-	(12)	28	22
Impairment and write-down of assets	46	-	46	-
Deferred income taxes and other	23	101	12	149
Net changes in working capital	(124)	45	(47)	(146)
Cash Provided by Operating Activities	142	401	932	820

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(140)	(73)	(486)	(402)
Proceeds from sale of assets	7	7	27	30
Investment in marketable securities	(10)	4	(99)	4
Net changes in other assets and liabilities	(26)	-	(42)	7
Cash Used for Investing Activities	(169)	(62)	(600)	(361)

Cash Flows From Financing Activities:
Net change in debt	39	(390)	(242)	(387)
Purchases of treasury shares	(23)	(9)	(72)	(41)
Dividends	(14)	(13)	(55)	(54)
Stock options exercised and other	6	2	43	-
Cash Provided by (Used for) Financing Activities	8	(410)	(326)	(482)

Effect of Exchange Rate Change on Cash	1	(4)	2	(3)

Increase (Decrease) in Cash and Cash Equivalents	(18)	(75)	8	(26)
Cash and Cash Equivalents at Beginning of Period	51	100	25	51

Cash and Cash Equivalents at End of Period	$33	$25	$33	$25

TYSON FOODS, INC.
News Release
November 15, 2004

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork and the second-largest food company in the Fortune 500.  The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy.  Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the U.S and more than 80 countries. Tyson has approximately 114,000 Team Members employed at more than 300 facilities and offices in 27 states and 20 countries.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-995-9566. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Louis Gottsponer. International callers dial 210-519-0800. The call also will be webcast live on the Internet at http://ir.tysonfoodsinc.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company's web site at http://ir.tysonfoodsinc.com.  A telephone replay will be available until December 15 at 6 p.m. Eastern at 866-480-3546. International callers dial 203-369-1550.

Forward-Looking Statements

Certain statements contained in this communication are "forward-looking statements" such as statements relating to expected earnings, future debt levels, ROIC and value added product growth. These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) market conditions for finished products, including the supply and pricing of alternative proteins, and the demand for alternative proteins; (iii) risks associated with effectively evaluating derivatives and hedging activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations and import/export restrictions; (v) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (vi) changes in the availability and relative costs of labor and contract growers; (vii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (viii) adverse results from litigation; (ix) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (x) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (xi) the ability of the Company to make effective acquisitions, and successfully integrate newly acquired businesses into existing operations; (xii) effectiveness of advertising and marketing programs; and (xiii) the effect of, or changes in, general economic conditions.  The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.